Exhibit 10.1

EXECUTION VERSION

SECOND AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is dated as of September 14, 2021, by and among:

(A)H&E EQUIPMENT SERVICES, INC., a Delaware corporation (“Parent”);

(B)GREAT NORTHERN EQUIPMENT, INC., a Montana corporation (“Great Northern”);

(C)H&E EQUIPMENT SERVICES (MID-ATLANTIC), INC., a Virginia corporation (“Mid-Atlantic”);

(D)H&E EQUIPMENT SERVICES (CALIFORNIA), LLC, a Delaware limited liability company (“H&E California”; Parent, Great Northern, Mid-Atlantic, and H&E California, each, a “Borrower” and, collectively, the “Borrowers”);

(E)the banks, financial institutions, or other entities party hereto as “Lenders” (each, a “Lender”); and

(F)WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent (in such capacity, together with its successors and assigns in such capacity, “Agent”).

R E C I T A L S:

WHEREAS, reference is made to that certain Fifth Amended and Restated Credit Agreement dated as of December 22, 2017, by and among the Parent and the other Borrowers, the Lenders party thereto, the Agent, and the other agents party thereto (as amended by the First Amendment to Fifth Amended and Restated Credit Agreement dated as of February 1, 2019, and as the same may have been amended, restated, supplemented, or otherwise modified from time to time before the date hereof, the “Existing Credit Agreement”); and

WHEREAS, Parent and the other Borrowers have requested that the Agent and the Lenders agree to certain amendments to the Existing Credit Agreement as set forth in this Agreement, and the Agent and the Lenders party hereto have agreed to such amendments, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and subject to the terms and conditions hereof, the Borrowers, the Lenders party hereto, and the Agent agree as follows:

DEFINITIONS

Unless otherwise specifically defined herein (including the preamble and recitals hereto), each term used herein which is defined in the Existing Credit Agreement shall have the meaning assigned to such term in the Existing Credit Agreement.  As used herein, “Credit Agreement” means the Existing Credit Agreement, as amended hereby.

AMENDMENTS

The Existing Credit Agreement is amended as follows:

(a)Amendment to Section 1.1.  Section 1.1 of the Existing Credit Agreement is amended to include the following new definitions in appropriate alphabetical order:

“Benchmark Replacement” means the sum of:  (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Agent and Administrative Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for United States dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement shall be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Administrative Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement for United States dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBOR Rate:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or

(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBOR Rate:

(a)a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;

(b)a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the Federal Reserve System of the United States (or any successor), an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or

(c)a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate announcing that the LIBOR Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Agent or the Required Lenders, as applicable, by notice to Administrative Borrower, Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with Section 2.12(d)(iii) and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to Section 2.12(d)(iii).

“Early Opt-in Election” means the occurrence of:

(a)(i) a determination by Agent or (ii) a notification by the Required Lenders to Agent (with a copy to Administrative Borrower) that the Required Lenders have determined that United States dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.12(d)(iii) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, and

(b)(i) the election by Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by Agent of written notice of such election to Administrative Borrower and the Lenders or by the Required Lenders of written notice of such election to Agent.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Second Amendment Effective Date” means September 14, 2021.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Specified 2021 Disposition” means the sale of the “Purchased Assets” (as defined in the Specified 2021 Disposition Agreement); provided, that the following conditions precedent shall be satisfied before or concurrently with the occurrence of the Specified 2021 Disposition:

(i) the Parent shall have received not less than $93,000,000 in Net Cash Proceeds from the Specified 2021 Disposition,

(ii) the Specified 2021 Disposition shall have occurred on or before December 31, 2021,

(iii) the Parent shall have complied with Section 2.4(e)(iii) with respect to the Net Cash Proceeds of the Specified 2021 Disposition as though such Net Cash Proceeds were required to be applied to the Obligations in accordance with the terms of such Section,

(iv) Agent shall have received copies of all Specified 2021 Disposition Documents and a certificate, in form and substance reasonably satisfactory to Agent, of an Authorized Person of Parent with respect to the Specified 2021 Disposition Documents,

(v) no Default or Event of Default shall have occurred and be continuing or would immediately result from the consummation of the Specified 2021 Disposition,

(vi)the representations and warranties of the Borrowers contained in this Agreement shall be true and correct in all material respects, and

(vii)Administrative Borrower shall have, before the consummation of the Specified 2021 Disposition (but no earlier than the date that is three days before the consummation of the Specified 2021 Disposition), delivered to Agent an update to the most recent Borrowing Base Certificate delivered by Borrowers to Agent giving pro forma effect to the Specified 2021 Disposition, and such Borrowing Base Certificate shall demonstrate that no Overadvance exists or would be caused by the consummation of the Specified 2021 Disposition.

“Specified 2021 Disposition Agreement” means that certain Asset Purchase Agreement dated as of July 19, 2021, by and among MGX Equipment Services, LLC, The Manitowoc Company, Inc., and Parent, as the same may be amended, restated, supplemented, or otherwise modified from time to time in any manner that is not materially adverse to the interests of the Lenders (in their capacities as such).

“Specified 2021 Disposition Date” means the date on which the Specified 2021 Disposition is consummated.

“Specified 2021 Disposition Documents” means the Specified 2021 Disposition Agreement, together with the other definitive documents, instruments, and agreements entered into by Parent in connection with the Specified 2021 Disposition, as the same may be amended, restated, supplemented, or otherwise modified from time to time in any manner that is not materially adverse to the interests of the Lenders (in their capacities as such).

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

(b)Amendment to Section 1.1.  The definition of “Permitted Dispositions” in Section 1.1 of the Existing Credit Agreement is amended by (i) deleting the “and” at the end of clause (v) thereof, (ii) deleting clause (w) thereof, and (iii) inserting the following as new clauses (w) and (x) thereof, immediately before the last proviso of the definition:

(w)the Specified 2021 Disposition; and

(x)sales or other dispositions of assets not otherwise permitted in clauses (a) through (w) above (other than sales or other dispositions of Accounts in connection with securitization or factoring arrangements, chattel paper, payment intangibles, and assets included in the calculation of the Borrowing Base), so long as (i) no Default or Event of Default has occurred and is continuing or would immediately result therefrom, (ii) each such sale or disposition is in an arm’s-length transaction and the applicable Loan Party or its Restricted Subsidiary receives at least the fair market value of the assets so disposed, (iii) the consideration received by the applicable Loan Party or its Restricted Subsidiary consists of at least 75% cash and Cash Equivalents and is paid at the time of the closing of such sale or disposition, (iv) the Net Cash Proceeds therefrom are applied as (and to the extent) required by Section 2.4(e)(iii), and (v) the aggregate amount of the cash and non-cash proceeds received from all assets sold or disposed of pursuant to this clause (x) shall not exceed $25,000,000 in any fiscal year of Parent (for this purpose, using the fair market value of property other than cash);

(c)Amendment to Section 2.6.  Section 2.6(a) of the Existing Credit Agreement is amended by replacing the section reference “Section 2.6(c)” with “Section 2.6(c) and Section 2.12(d)”.

(d)Amendment to Section 2.12.  Section 2.12(d)(ii) of the Existing Credit Agreement is amended by replacing the first instance of the word “If” therein with “Subject to the provisions set forth in Section 2.12(d)(iii) below, in the event that”.

(e)Amendment to Section 2.12.  Section 2.12(d) of the Existing Credit Agreement is amended by inserting the following as a new clause (iii) thereof.

(iii)Effect of Benchmark Transition Event.

(A)Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Agent and Administrative Borrower may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement.  Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Agent has posted such proposed amendment to all Lenders and Administrative Borrower so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.  Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to Agent written notice that such Required Lenders accept such amendment.  No replacement of the LIBOR Rate with a Benchmark Replacement pursuant to this Section 2.12(d)(iii) will occur prior to the applicable Benchmark Transition Start Date.

(B)Benchmark Replacement Conforming Changes.  In connection with the implementation of a Benchmark Replacement, Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(C)Notices; Standards for Decisions and Determinations.  Agent will promptly notify Administrative Borrower and the Lenders of (1) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes and (4) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by Agent or Lenders pursuant to this Section 2.12(d)(iii) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.12(d)(iii).

(D)Benchmark Unavailability Period.  Upon Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Administrative Borrower may revoke any request for a LIBOR Borrowing of, conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Administrative Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans.  During any Benchmark Unavailability Period, the component of Base Rate based upon the LIBOR Rate will not be used in any determination of the Base Rate.

(f)Amendment to Section 14.1.  Section 14.1(f) of the Existing Credit Agreement is amended by (i) deleting the “and” immediately preceding clause (ii) thereof, (ii) deleting the “; and” at the end of clause (ii) thereof and inserting in lieu thereof a comma, and (iii) inserting the following as a new clause (iii) thereof:

(iii) any amendment contemplated by Section 2.12(d)(iii) of this Agreement in connection with a Benchmark Transition Event or an Early Opt-in Election shall be effective as contemplated by such Section 2.12(d)(iii) hereof;

(g)Amendment to Section 14.1.  Section 14.1(g) is hereby amended so that it reads, in its entirety, as follows:

(g) [Reserved].

CONDITIONS TO EFFECTIVENESS

None of the amendments set forth in Section 2 of this Agreement shall become effective until the satisfaction of each of the following conditions precedent (the date on which such conditions precedent are satisfied (or waived by the Lenders) is referred to as the “Second Amendment Effective Date”):

(a)Agent shall have received one or more counterparts of (i) this Agreement, executed and delivered by Borrowers, all Lenders, and Agent and (ii) the Consent and Reaffirmation attached hereto, executed and delivered by all Guarantors (the “Reaffirmation”);

(b)Borrowers shall have paid all Lender Group Expenses incurred in connection with the transactions contemplated in this Agreement (subject, in the case of Lender Group Expenses, to receipt by Parent of an invoice therefor) (or Agent shall be satisfied with the arrangements made with Parent with respect to the payment of such Lender Group Expenses); and

(c)there shall be no continuing Default or Event of Default (after giving effect to this Agreement), and the representations and warranties of the Borrowers contained in this Agreement shall be true and correct in all material respects.

LIMITATION ON SCOPE

Except as expressly provided herein, the Loan Documents shall remain in full force and effect in accordance with their respective terms.  The amendments set forth herein shall be limited precisely as provided for herein and shall not be deemed to be amendments or waivers of or consents to or modifications of any term or provision of the Loan Documents or any other document or instrument referred to therein or of any transaction or further or future action on the part of any Loan Party requiring the consent of the Agent or the Lenders except to the extent specifically provided for herein.  The Agent and the Lenders have not and shall not be deemed to have waived any of their respective rights and remedies against any Loan Party for any existing or future Defaults or Events of Default, except as expressly set forth herein.

MISCELLANEOUS

(a)Each Borrower hereby represents and warrants as follows:

(i)this Agreement has been duly authorized and executed by such Borrower and is the legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, except as (A) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors in general and (B) the availability of equitable remedies may be limited by equitable principles of general applicability; and

(ii)such Borrower repeats and restates the representations and warranties of such Borrower contained in the Credit Agreement as of the Second Amendment Effective Date, except to the extent such representations and warranties relate to a specific date; provided that references to the “Credit Agreement” or “this Agreement” in such representations and warranties shall be deemed to be references to the Credit Agreement as amended pursuant to this Agreement.

(b)This Agreement is being delivered in the State of New York.

(c)Each Borrower ratifies and confirms that all Loan Documents remain in full force and effect notwithstanding the execution and delivery of this Agreement and that nothing contained in this Agreement shall constitute a defense to the enforcement of any Loan Document.

(d)This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

(e)This Agreement is a “Loan Document.”

(f)Each of the following provisions of the Existing Credit Agreement is hereby incorporated herein by this reference with the same effect as though set forth in its entirety herein, mutatis mutandis: Section 12 (CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION), Section 17.2 (Section Headings), Section 17.3 (Interpretation), Section 17.4 (Severability of Provisions), Section 17.12 (Integration), and Section 17.7 (Counterparts; Electronic Transmission).  The preamble and recitals to this Agreement are incorporated herein by this reference.

(g)The execution and delivery of this Agreement by any Lender which is also an Issuing Bank or a Swing Lender shall also constitute the agreement of such Lender in such capacity or capacities to the terms of this Agreement.

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Witness the due execution hereof by the respective duly authorized officers of the undersigned of this Agreement as of the date first written above.

H&E EQUIPMENT SERVICES, INC.

By:	/s/ Leslie Magee
Name:	Leslie Magee
Title:	CFO

H&E EQUIPMENT SERVICES (CALIFORNIA), LLC

By:	/s/ Leslie Magee
Name:	Leslie Magee
Title:	CFO

GREAT NORTHERN EQUIPMENT, INC.

By:	/s/ Leslie Magee
Name:	Leslie Magee
Title:	CFO

H&E EQUIPMENT SERVICES (MID-ATLANTIC), INC.

By:	/s/ Leslie Magee
Name:	Leslie Magee
Title:	CFO

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Agent and a Lender

By:	/s/ Alexandre Adam
Name:	Alexandre Adam
Title:	Vice President

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Alexandra Mills
Name:	Alexandra Mills
Title:	Vice President

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Joe A. Sacchetti
Name:	Joe A. Sacchetti
Title:	Duly Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By:	/s/ Philip Tancorra
Name:	Philip Tancorra
Title:	Vice President

By:	s/ Susan Onal
Name:	Susan Onal
Title:	Vice President

JPMORGAN CHASE BANK, N.A.,
as a Joint Lead Arranger, as a Joint Book Runner, and as a Lender

By:	/s/ Andrew Rossman
Name:	Andrew Rossman
Title:	Vice President

PNC Bank N.A.,
as a Lender

By:	/s/ Jay Hooper
Name:	Jay Hooper
Title:	Vice President

CONSENT AND REAFFIRMATION

Each of the undersigned (the “Guarantors”) hereby (i) acknowledges receipt of a copy of the foregoing Second Amendment to Fifth Amended and Restated Credit Agreement (the “Agreement”); (ii) consents to the Borrowers’ execution and delivery of the Agreement and approves and consents to the transactions contemplated by such Agreement; (iii) consents to and agrees to be bound by the Agreement; (iv) affirms that nothing contained in the Agreement shall modify or diminish in any respect whatsoever its obligations under the Guaranty and Security Agreement and the other Loan Documents to which it is a party and reaffirms that such Guaranty and Security Agreement and the other Loan Documents are and shall continue to remain in full force and effect; and (v) repeats and restates the representations and warranties of such Guarantor contained in the Credit Agreement as of the Second Amendment Effective Date, except to the extent such representations and warranties relate to a specific date; provided that references to the “Credit Agreement” or “this Agreement” in such representations and warranties shall be deemed to be references to the Credit Agreement as amended by the Agreement.  The acknowledgements contained herein by the Guarantors are made and delivered to induce Agent and the Lenders to enter into the Agreement, and the Guarantors acknowledge that Agent and the Lenders would not enter into the Agreement in the absence of such acknowledgements.  Although the Guarantors have been informed of the matters set forth herein and have acknowledged and agreed to same, the Guarantors understand that Agent and Lenders have no obligation to inform the Guarantors of such matters in the future or to seek the Guarantors’ acknowledgment or agreement to future amendments or waivers, and nothing herein shall create such a duty.  Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Consent and Reaffirmation on and as of the date of the Agreement.

GNE INVESTMENTS, INC.

By:	/s/ Leslie Magee
Name:	Leslie Magee
Title:	CFO

H&E FINANCE CORP.

By:	/s/ Leslie Magee
Name:	Leslie Magee
Title:	CFO

H&E CALIFORNIA HOLDING, INC.

By:	/s/ Leslie Magee
Name:	Leslie Magee
Title:	CFO